EXHIBIT 99.1

Contacts:

Aphton Investor Relations

(215) 218-4371

ir@aphton.com

APHTON ANNOUNCES RECEIPT OF NOTICE OF NON-COMPLIANCE

PHILADELPHIA, PA – November 1, 2005 – Aphton Corporation (NASDAQ: APHT) announced today that on October 26, 2005, the Company received notice from The Nasdaq Stock Market informing the Company that it does not comply with Marketplace Rule 4310(c)(B)(ii), which requires the Company to maintain a market value of listed securities of $35,000,000. In accordance with Marketplace Rule 4310(c)(8)(C), the Company has 30 calendar days, or until November 25, 2005, to regain compliance with the Rule. In the event the Company does not regain compliance by November 25, 2005, the Company shall have the right to appeal a staff determination to delist the Company’s securities and the Company’s securities will remain listed until completion of the appeal process.

The Company continues to explore a number of strategic and other financing alternatives, including licensing or selling a significant portion or all of its intellectual property and/or other assets, the sale or exchange of a significant portion or all of its equity, restructuring or refinancing some or all of its debt, and/or pursuing other financing alternatives which the Company believes may allow it to regain compliance with Nasdaq’s Marketplace Rules.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania, is a clinical stage biopharmaceutical company focused on developing targeted immunotherapies for cancer. Aphton’s products seek to empower the body’s own immune system to fight disease. Through the acquisition of Igeneon AG in March 2005, Aphton acquired late-stage products, IGN101, a cancer vaccine designed to induce an immune response against EpCAM-positive tumor cells, and IGN311, a fully humanized antibody against the Lewis Y antigen. Aphton has strategic alliances with Xoma for treating gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal and other antibodies; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and sanofi-aventis for the development and commercialization of Insegia (G17DT immunogen) related to cancers of the gastrointestinal system and other cancers in North America and Europe. Aphton is also currently seeking other partners that will support the further development of Insegia. For more information about Aphton or its programs please visit Aphton’s website at www.aphton.com.

Safe Harbor

This press release includes forward-looking statements, including statements about: (1) Aphton’s intention to explore a number of strategic and other financing alternatives, including licensing or selling a significant portion or all of its intellectual property and/or other assets, the sale or exchange of a significant portion or all of its equity, restructuring or refinancing some or all of its debt, and/or pursuing other financing alternatives which the Company believes may allow it to regain compliance with Nasdaq’s Marketplace Rules; (2) Aphton’s intention to regain compliance with the Marketplace Rules; and (3) Aphton’s desire to find other partners that will support the development of Insegia. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in Aphton’s and Igeneon’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Aphton’s Securities and Exchange Commission filings, including Aphton’s report on Form 10-K filed with the Commission on March 16, 2005. Aphton wishes to caution readers that certain important factors may have affected, and could in the future affect, Aphton’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Aphton. These risk factors include, but are not limited to: (1) Aphton’s ability to consummate any of the strategic or financing alternatives it is currently exploring; (2) Aphton’s ability to regain compliance with Nasdaq’s Marketplace Rules; and (3) Aphton’s ability to identify a partner willing to fund the continued development of Insegia.

SOURCE: APHTON CORPORATION